EXHIBIT 99.2
Office of the United States Trustee

In re:	DEBTOR IN POSSESSION OPERATING REPORT
The Kushner-Locke Company
	Report Number:		66	Page 1 of 2
Chapter 11	For the Period FROM:		4/1/2007
Case No. LA 01-44828-SB (Administratively Consolidated with	TO:		4/30/2007
Case Nos. LA 01-44829-SB through LA 01-44831-SB; LA 01-
44833-SB through LA 01-44836-SB; and LA 01-44841-SB)
1 Profit and Loss Statement (Accrual Basis Only)
A. Related to Business Operations
Gross Sales		$—

Costs Related to Revenues (Film Cost Amortization)

Gross Profit			—

Less: Operating Expenses
Officer Compensation	26,400

Salaries and Wages — Other Employees	15,000

Total Salaries and Wages		41,400

Employee Benefits and Pensions		5,032

Employer Payroll Taxes/Fees	3,216

Other Taxes	40

Total Taxes		3,257

Rent and Lease Expense (including parking)	4,175

Distribution/Delivery Expenses	889

Interest Expense

Insurance

Automobile Expense/Mileage

Utilities (incl. Phone, phone equipment, internet)	727

Depreciation and Amortization

Business Equipment Leases

Business Expense reimbursement	386

Storage Expense	7,543

Supplies, Office Expenses, Photocopies, etc.	26

Bad Debts

Miscellaneous Operating Expenses	972

Total Operating Expenses		64,408

Net Gain/Loss from Business Operations			(64,408)

B. Not related to Business Operations
Income
Interest Income

Other Non-Operating Revenues		—

Gross Proceeds on Sale of Assets

Less: Original Cost of Assets plus expenses of sale

Net Gain/Loss on Sale of Assets		—

Total Non-Operating Income			—

Expenses Not Related to Business Operations
Legal and Professional Service Fees		21,654

Other Non-Operating Expenses (Board/Trustee fees)

Total Non-Operating Expenses			21,654

NET INCOME/(LOSS) FOR PERIOD			$(86,062)

DEBTOR IN POSSESSION OPERATING REPORT NO: 66      Page 2 of 2
2 Aging of Accounts Payable and Accounts Receivable (exclude prepetition accounts payable):

	Accounts	Accounts
	Payable	Receivable

Current Under 30 days		—

Overdue 31-60 days	—	—

Overdue 61-90 days	—

Overdue 91-120 days	—

Overdue Over 121 days	—

Due in the Future	—	1,334,231

TOTAL	—	1,334,231

3	Statement of Status of Payments to Secured Creditors and Lessors:

No payments to Secured Creditors or Lessors were paid or payable during the reporting period.

4	Tax Liability

No tax payments were paid or payable during the reporting period other than payroll taxes shown above.
5 Insurance Coverage

	Carrier/	Amount of	Policy	Premium Paid
	Agent Name	Coverage	Expiration Date	Through Date

Worker’s Compensation (RENEWED)	St. Paul	1,000,000	1/14/2008	1/14/2008
Commercial Property (RENEWED)	St. Paul	2,000,000	2/14/2008	2/14/2008
Errors & Omissions — Library (RENEWED)	St. Paul	3,000,000	3/3/2008	3/3/2008
6	Questions:
A.	Has the Debtor in Possession provided compensation to any officers, directors, shareholders, or other principals without the approval of the Office of the United States Trustee? ☐ Yes Explain: ☑ No

B.	Has the Debtor in Possession, subsequent to the filing of the petition, made any payments on its prepetition unsecured debt, except as authorized by the Court? ☐ Yes Explain: ☑ No
7	Statement on Unpaid Professional Fees (Postpetition Amounts Only)

Total unpaid post-petition Professional Fees during the reporting period: $233,821.86

8	Narrative Report of Significant Events and Events out of the Ordinary Course of Business:

None.

9	Quarterly Fees:

Paid
I, Alice Neuhauser, declare under penalty of perjury that the information contained in the above Debtor in Possession Interim Statement is true and correct to the best of my knowledge.

/s/ Alice Neuhauser

Debtor in Possession